LIMITED POWER OF ATTORNEY - SECURITIES LAW COMPLIANCE
      The undersigned, as an officer or director of Telenav, Inc. (the "Company"), hereby constitutes and appoints Adeel Manzoor and Stuart Mar, and each of them, the undersigned's true and lawful attorney-in-fact and agent to complete and execute such Forms144, Forms3, 4 and 5 and other forms as such attorney shall in his discretion determine to be required or advisable pursuant to Rule144 promulgated under the Securities Act of 1933 (as amended), Section16 of the Securities Exchange Act of 1934 (as amended) and the rules and regulations promulgated thereunder, or any successor laws and regulations, as a consequence of the undersigned's ownership, acquisition or disposition of securities of the Company, and to do all acts necessary in order to file such forms with the Securities and Exchange Commission, any securities exchange or national association, the Company and such other person or agency as the attorney shall deem appropriate.  The undersigned hereby ratifies and confirms all that said attorneys-in-fact and agents shall do or cause to be done by virtue hereof.
      This Limited Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 144, Forms3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company unless earlier revoked by the undersigned in a writing delivered to the foregoing attorneys-in-fact.
      This Limited Power of Attorney is executed at Santa Clara, California, as of the date set forth below.

            Steve Debenham
            Dated: August 22, 2019

Witness 1:

Signature
Vinita Jacob
Type or Print Name
Dated:     August 22, 2019
C:\Users\vinitaj\Documents\Power of Attorney\POA for Form 3 and 4 Filings_Steve Debenham.doc (1427)     -2-

POA for Form 3 and 4 Filings_Steve Debenham